Exhibit 5


                                  July 2, 1998



Noise Cancellation Technologies, Inc.
1025 West Nursery Road, Suite 120
Linthicum, Maryland  21090


      Re:   Amendment No.   2 to Registration Statement on Form S-3



Gentlemen:


      Referring to Amendment No. 2 to the Registration Statement on Form S-3 that Noise Cancellation Technologies, Inc. (the "Company") is filing today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the sale by certain Selling Stockholders of 47,011,613 shares of Common Stock of the Company (the "Resale Shares") and the sale to certain persons not deemed "affiliates" of the Company, as that term is defined under the Securities Act of 1933, as amended, of 378,894 shares of Common Stock of the Company upon the exercise of outstanding warrants and options to purchase Common Stock (the "Warrant and Option Shares"), I am of the opinion that:


1. The Resale Shares have been duly authorized by the Company, have been validly issued and are fully paid and nonassessable.

2. The Warrant and Option Shares have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the respective warrant or option agreements governing such warrants or options, will be validly issued, fully paid and nonassessable.


      I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit No. 5 to Amendment No. 2 to the Registration Statement referred to above and to the reference to me under the caption "Legal Matters" in the Prospectus.


                                Very truly yours,


                                /s/ JOHN B. HORTON
                                ------------------
                                John B. Horton
                                Senior Vice President and
                                General Counsel